EXHIBIT 9

BROWN & WOOD LLP

ONE WORLD TRADE CENTER NEW YORK, NEW YORK 10048-0557

TELEPHONE: 212-839-5300 FACSIMILE: 212-839-5599

February 29, 2000

Merrill Lynch Latin America Fund, Inc. 800 Scudders Mill Road Plainsboro, NJ 08536

Ladies and Gentlemen:

We have acted as counsel for Merrill Lynch Latin America Fund, Inc. (the “Fund”), in connection with the organization of the Fund and its registration as an open-end investment company under the Investment Company Act of 1940, as amended. This opinion is being furnished in connection with the registration of an indefinite number of shares of common stock, designated Class A, Class B, Class C and Class D, par value $0.10 per share, of the Fund (the “Shares”) under the Securities Act of 1933, as amended, which registration is being effected pursuant to a registration statement on Form N-1A (File No. 33-41622) as amended (the “Registration Statement”).

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sales of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation, as amended, of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based on the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and statement of additional information constituting parts thereof.

Very truly yours,

/s/ Brown & Wood LLP